Item 77H - Deutsche MLP & Energy
Infrastructure Fund (a series of
Deutsche Securities Trust)
Change in Control of Registrant

As of January 27, 2015:
The fund commenced operations on February 3,
2015. As of January 27, 2015, no shareholder
beneficially owned more than 25% of the fund's
shares. It was anticipated that, as of February 3,
2015, Deutsche Investment Management Americas
Inc. ("DIMA INC") would beneficially own more
than 25% of the fund's shares.
As of February 12, 2016:
Below are the persons presumed to control one of
Registrant's series because such persons had owned
more than 25% of the series based on the records of
the series as of February 12, 2016.
Series
Name of Person
Ownership
as % of
Series
Deutsche
MLP &
Energy
Infrastructure
Fund
LPL FINANCIAL
A/C XXXX-XXXX
SAN DIEGO, CA
92121-1968
33.00%
Deutsche
MLP &
Energy
Infrastructure
Fund
DIMA INC
ATTN RANJIT
COLOFRANSON &
SONNYFER
TOLENTINO
CONTROLLING
MAILSTOP NYC
60-335
NEW YORK NY
10005-2836
44.40%